EXHIBIT 99.5

JOINT FILING AGREEMENT

WHEREAS, certain of the undersigned are stockholders (collectively, the “Stockholders”), direct or beneficial, of Patient Safety Technologies, Inc., a corporation organized under the laws of the State of Delaware (the “Company”);

WHEREAS, on April 9, 2010, the Stockholders delivered a Demand for Special Meeting of the stockholders of the Company for the purpose of considering and acting upon the following matters at a special meeting of stockholder (the “Special Meeting”): (i)  removal, without cause, of Howard Chase, Steven Kane, Loren McFarland, Eugene Bauer and William Hitchcock, each a director of the Company, (ii) removal, without cause, of (a) any director of the Company appointed to fill a vacancy created by the resignation of any of the foregoing directors and (b) any director of the Company appointed to fill a vacancy caused by an increase in the size of the Board of Directors of the Company that is effected between April 9, 2010, and the conclusion of the Special Meeting and (iii) repeal of any amendment to the bylaws of the Company adopted by the Board of Directors between April 9, 2010, and the conclusion of the Special Meeting.

NOW, IT IS AGREED, this 9th day of April 2010 by the parties hereto:

1.           In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of the Stockholders agrees to the joint filing on behalf of each of them of statements on Schedule 13D, and any amendments thereto, with respect to the common stock, par value $0.33 per share, of the Company.  Each Stockholder shall be responsible for the accuracy and completeness of his/its own disclosure therein, and is not responsible for the accuracy and completeness of the information concerning the other Stockholders, unless such Stockholder knows or has reason to know that such information is inaccurate.  Brian Stewart or John Francis or their respective representatives shall provide each Stockholder with copies of all Schedule 13D filings and other public filings to be filed on behalf of such Stockholder at least 24 hours prior to the filing or submission thereof.

2.           So long as this agreement (this “Agreement”) is in effect, each of the undersigned shall provide written notice to Manatt, Phelps & Phillips, LLP (“Manatt”) of (i) any of their purchases or sales of securities of the Company; or (ii) any securities of the Company over which they acquire or dispose of beneficial ownership.  Notice shall be given no later than 24 hours after each such transaction.

3.           Each of the undersigned agrees that any SEC filing, press release or stockholder communication proposed to be made or issued by the Stockholders or any Stockholder in connection with the Stockholders’ activities set forth in this Agreement shall be first approved by Brian Stewart or John P. Francis, or their respective representatives, which approval shall not be unreasonably withheld.

4.           The relationship of the parties hereto shall be limited to carrying on the business of the Stockholders in accordance with the terms of this Agreement.  Such relationship shall be construed and deemed to be for the sole and limited purpose of carrying on such business as described herein.  Nothing herein shall be construed to authorize any party to act as an agent for any other party, or to create a joint venture or partnership, or to constitute an indemnification.  Nothing herein shall restrict any party’s right to purchase or sell securities of the Company, as he/it deems appropriate, in his/its sole discretion, provided that all such sales are made in compliance with all applicable securities laws.

5.           This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

6.           In the event of any dispute arising out of the provisions of this Agreement or their investment in the Company, the parties hereto consent and submit to the exclusive jurisdiction of the Federal and State Courts in the State of New York.

7.           Any party hereto may terminate his/its obligations under this Agreement on 24 hours’ written notice to all other parties, with a copy by fax to David Grinberg at Manatt, Fax No. (310) 914-5750.

8.           Each party acknowledges that Manatt shall act as counsel for both the Stockholders and Brian Stewart and John P. Francis and each of their respective affiliates relating to their investment in the Company.

9.           Each of the undersigned parties hereby agrees that this Agreement shall be filed as an exhibit to a Schedule 13D pursuant to Rule 13d-1(k) under the Exchange Act.

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IN WITNESS WHEREOF, the parties hereto have caused this Joint Filing Agreement to be executed as of the day and year first above written.

/s/ Brian Stewart Brian Stewart	/s/ William Stewart William Stewart

/s/ John P. Francis John P. Francis	FRANCIS CAPITAL MANAGEMENT, LLC, By: /s/ John P. Francis Name: John P. Francis Title: Managing Member

CATALYSIS PARTNERS, LLC By: Francis Capital Management, its Managing Member By: /s/ John P. Francis Name: John P. Francis Title: Managing Member	CATALYSIS OFFSHORE, LTD. By: Francis Capital Management, LLC, its Manager By: /s/ John P. Francis Name: John P. Francis Title: Managing Member

RADISSON TRADING COMPANY By: /s/ Huei Ping Peng Name: Huei Ping Peng Title: President	A PLUS INTERNATIONAL, INC. By: /s/ Wenchen Lin Name: Wenchen Lin Title: President
COMPASS GLOBAL MANAGEMENT LIMITED By: /s/ Thomas Wallace Name: Thomas Wallace Title:	DSAM FUND LP By: /s/ Angelica Morrone Name: Angelica Morrone Title: General Partner

ARIZONA BAY TECHNOLOGY VENTURES, LP

By: Arizona Bay Technology Management, L.P.
Its General Partner

By: Arizona Bay Technology Management, Ltd
Its General Partner

By: /s/ David Graham
Name: David Graham
Title: Director
ARIZONA BAY LLC By: /s/ David Graham Name: David Graham Title: Managing Partner